Exhibit 10.43
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) is made by and between Nancy H. Handel (“Employee”) and Applied Materials, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
     WHEREAS, Employee is employed by the Company;
     WHEREAS, Employee will retire from employment with the Company effective on January 5, 2007 (the “Retirement Date”);
     WHEREAS, Employee has been granted performance shares which will cease vesting as of the Retirement Date, with all unvested performance shares to be forfeited as of the Retirement Date;
     WHEREAS, the Company and Employee wish to provide for an orderly transition of Employee’s duties and responsibilities until the Retirement Date (the “Transition Period”), and Employee has agreed to cooperate with the Company, make herself available, and otherwise provide services during the Transition Period to facilitate the transition of her duties and responsibilities; and,
     WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of, or in any way related to, Employee’s employment with, or separation from, the Company.
     NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
COVENANTS
     1. Consideration.
          a. Bonus. The Company agrees to pay Employee a bonus for fiscal year 2006 in a lump sum equivalent to the product of four hundred and forty thousand dollars ($440,000) multiplied by the bonus target of 1.25 multiplied by the average multiple for the Company’s Senior Executive Bonus Plan, less applicable withholdings. This bonus payment shall be paid to Employee on or about December 22, 2006 or within two (2) business days following the Effective Date of this Agreement, whichever occurs later.
          b. Salary During Transition Period. The Company agrees to continue paying Employee her current salary through the Transition Period provided that Employee continues to perform the requested services for the Company during the Transition Period.

          c. Installment Payments. The Company agrees to pay Employee a total of one million, three hundred and seventy-five thousand dollars ($1,375,000), less applicable withholdings. This payment shall be paid in two equal installments, with the first installment paid to be paid to Employee on December 15, 2006 or within two (2) business days following the Effective Date of this Agreement, whichever occurs later, and, provided that Employee continues to perform the requested services for the Company during the Transition Period, the second installment will be paid to Employee on the Retirement Date or within two (2) business days following the Effective Date of this Agreement, whichever occurs later.
          d. Options. All outstanding stock options granted to Employee that are listed on Exhibit B hereto (the “Outstanding Stock Options”) shall remain outstanding and exercisable (to the extent vested as of or upon the Retirement Date) until the earlier of (i) the expiration of maximum term of the applicable Outstanding Stock Option or (ii) December 31, 2007, and shall otherwise be exercisable in accordance with and subject to the terms and conditions of the equity incentive plans under which they were granted and the terms of the applicable option agreement between Employee and the Company. The Outstanding Stock Options shall vest immediately on the Retirement Date as to: (i) the number of shares that would have otherwise vested had Employee continued as an employee of the Company from the Retirement Date through January 31, 2008; and (ii) fifty percent (50%) of the number of shares that would have otherwise vested had Employee continued as an employee of the Company from February 1, 2008 through January 31, 2009, as set forth on Exhibit B attached hereto.
          e. Consulting. Commencing on January 6, 2007, Employee shall make herself available to serve as a consultant to the Company through January 6, 2008, pursuant to the written consulting agreement (the “Consulting Agreement”) attached hereto as Exhibit A. The Company and Employee shall execute Exhibit A at the same time that they execute this Agreement.
          f. Health Insurance. Employee and her eligible dependents shall be eligible for the Company’s Bridge to Medicare Plan as provided under, and in accordance with, the terms of such plan.
     2. Benefits. Employee’s health insurance benefits shall cease on January 31, 2007, subject to Employee’s right to continue her health insurance under COBRA and/or to participate in the Company’s Bridge to Medicare program. Except as otherwise provided herein, Employee’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, vesting (including, but not limited to, vesting of equity awards), and paid time off, will cease as of the Retirement Date.
     3. Payment of Salary. Employee acknowledges and represents that the Company has paid or provided her with all salary, wages, bonuses, accrued vacation/paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, stock, stock options, vesting, commissions, and any and all other benefits and compensation due to Employee.
     4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (the

“Releasees”). Employee, on her own behalf, and on behalf of her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
          a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
          b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
          c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and workers’ compensation and disability benefits;
          d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;
          e. any and all claims for violation of the federal or any state constitution;
          f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
          g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
          h. any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by employee) and claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).
     5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that she has been advised by this writing that: (a) she should consult with an attorney prior to executing this Agreement; (b) she has twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
     6. California Civil Code Section 1542. Employee acknowledges that she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Employee, being aware of said code section, agrees to expressly waive any rights she may have thereunder, as well as under any other statute or common law principles of similar effect.
     7. No Pending or Future Lawsuits. Employee represents that she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

     8. Trade Secrets and Confidential Information/Company Property. Employee agrees that she will not use the Company’s trade secrets or confidential and proprietary information except as needed in connection with the performance of her duties for the Company and that she will not disclose the Company’s trade secrets or confidential and proprietary information to anyone outside the Company. Employee’s signature on this Agreement constitutes her certification under penalty of perjury that she has used her best efforts to return all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with her employment with the Company, or otherwise belonging to the Company.
     9. No Cooperation. Employee agrees not to act in any manner that might damage the business of the Company. Employee further agrees that she will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any of the Releasees, unless under a subpoena or other court order to do so or in the context of a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.
     10. Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment. The Parties further agree that each Party shall have the opportunity to review and approve any press release or other publicly distributed communication regarding Employee’s departure from the Company or Employee’s Consulting Agreement with the Company prior to the publication or release of such communication.
     11. Breach. Employee acknowledges and agrees that any material breach of this Agreement or the Consulting Agreement shall entitle the Company immediately to recover and cease providing the consideration provided to Employee under this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA. Except as provided by law, Employee also shall be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in: (a) enforcing Employee’s obligations under this Agreement and the Consulting Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of the terms of this Agreement.
     12. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

     13. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
     14. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JAMS PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”). THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.
     15. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Employee or made on her behalf under the terms of this Agreement. Employee agrees and understands that she is responsible for payment, if any, of local, state, and/or federal taxes on the payments made hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or the Company’s failure to withhold, or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
     16. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement, so long as this Agreement has been approved by the Company’s Compensation Committee. Employee represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

     17. No Representations. Employee represents that she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
     18. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
     19. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action. This paragraph supersedes any conflicts or inconsistencies with paragraph 11, p. 5.
     20. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the equity incentive plans and the applicable stock option agreements between Employee and the Company.
     21. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.
     22. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.
     23. Effective Date. This Agreement will become effective after the Parties have signed this Agreement and the Consulting Agreement and after seven (7) days have passed since Employee signed the Agreement, assuming it is not revoked by Employee before that date (the “Effective Date”).
     24. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     25. Voluntary Execution of Agreement. Employee understands and agrees that she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party. Employee acknowledges that:
(a)	she has read this Agreement;

(b)	she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice or has elected not to retain legal counsel;

(c)	she understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	she is fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

NANCY H. HANDEL, an individual

Dated: December 15, 2006	/s/ Nancy H. Handel

Nancy H. Handel

APPLIED MATERIALS, INC.

Dated: December 15, 2006	By	/s/ Michael R. Splinter

Michael R. Splinter President and Chief Executive Officer

Exhibit A
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”) is made and entered into by and between Applied Materials, Inc. (the “Company”), and Nancy H. Handel (“Consultant”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
     WHEREAS, the Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on terms set forth more fully below; and
     WHEREAS, even if Consultant makes a concerted effort to respect her continuing obligations to protect the confidentiality of the Company’s trade secrets and proprietary information, it simply will not be possible for her to perform any consulting or job responsibilities at the Company’s competitors and protect the confidentiality of the Company’s trade secrets and proprietary information.
     NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:
     1. SERVICES AND COMPENSATION
          (a) Consultant agrees to make herself available for up to a maximum of five (5) days per month to perform such assignments as may reasonably be assigned to her by the Company (the “Services”).
          (b) The Company agrees to pay Consultant a fee of Ten Thousand Dollars ($10,000.00) per month for the Consulting Term, as defined below, provided that Consultant provides the requested Services during the Consulting Term. This monthly payment will be paid no later than the first business day of the month following each month in which Consultant performed the Services.
     2. CONFIDENTIALITY
          (a) Definition. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of parts or equipment.
          (b) Non-Use and Non-Disclosure. Consultant will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor identical to Sections 2, 3, and 4 of this Agreement. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.
          (c) Former Employer’s Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person, or entity unless consented to in writing by such employer, person, or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages, and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.
          (d) Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
          (e) Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.
          3. OWNERSHIP
          (a) Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, and trade secrets (collectively, “Inventions”) conceived, made, or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement, which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate, or experiment with, or which Consultant may become associated with in work, investigation, or experimentation in the line of business of Company in performing the Services hereunder, are the sole property of the Company. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Inventions and any copyrights, patents, or other intellectual property rights relating thereto.

          (b) Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.
          (c) Pre-Existing Materials. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery, or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery, or other proprietary information into any Invention; and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use, and sell such item as part of or in connection with such Invention. Consultant shall not incorporate any invention, improvement, development, concept, discovery, or other proprietary information owned by any third party into any Invention without Company’s prior written permission.
          (d) Attorney in Fact. Consultant agrees that if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by Consultant.
     4. CONFLICTING OBLIGATIONS
          Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.
     5. TERM AND TERMINATION
          (a) Term. This Agreement will commence on January 6, 2007 and will terminate on January 6, 2008, unless it is terminated before that time as provided below (the “Consulting Term”).
          (b) Termination. The Consultant may terminate this Agreement at any time. The Company may terminate this Agreement immediately if Consultant breaches Sections 1, 2, 3, 4, 6,

or 7 of this Agreement. Upon termination of this Agreement, the Company’s obligation to provide Consultant with any payments or fees as set forth in Section 1 above shall cease immediately, and no further payments will be due to Consultant by the Company.
          (c) Survival. Upon such termination, all rights and duties of the parties toward each other shall cease, except Sections 2 (Confidentiality), 3 (Ownership), 9 (Independent Contractors), and 10 (Benefits) shall survive termination of this Agreement.
     6. DUTY OF LOYALTY AND CONFIDENTIALITY
          (a) Given Consultant’s detailed access to and knowledge of the Company’s Confidential Information and the nature of the work that she is expected to perform during the Consulting Term, Consultant acknowledges and agrees that Consultant cannot work as an employee or consultant at any of the Company’s major public competitors during the Consulting Term. Consultant acknowledges and agrees that, even if Consultant makes a concerted effort to respect her continuing obligations to protect the confidentiality of the Company’s Confidential Information, it simply will not be possible for her to simultaneously: (i) perform any consulting or job responsibilities at any of the Company’s major public competitors; and (ii) protect the confidentiality of the Company’s Confidential Information. The Company’s Confidential Information would inevitably be disclosed in the performance of Consultant’s consulting or job duties at any of the Company’s major public competitors to the severe detriment of the Company. Accordingly, as consideration for the Consulting Agreement, Consultant agrees that during the Consulting Term, Consultant shall not become an employee or consultant to any of the Company’s major public competitors.
          (b) Given Consultant’s detailed access to and knowledge of the Company’s Confidential Information, and as further consideration for the Consulting Agreement, Consultant agrees that, during the Consulting Term, she shall not either directly or indirectly, solicit, call upon, or encourage any of the Company’s customers to do business with Consultant or any of the Company’s competitors. Consultant further agrees that, during the Consulting Term, she shall not either directly or indirectly, solicit, induce, recruit, or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, or recruit employees of the Company, either for herself or for any of the Company’s competitors.
     7. ASSIGNMENT
          Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company.
     8. INDEPENDENT CONTRACTOR
          It is the express intention of the parties that Consultant is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee, or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Consultant further agrees to indemnify and hold harmless the Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs, and expenses, including attorney’s fees and other legal expenses, arising directly or indirectly from (i) any negligent, reckless, or intentionally wrongful act of Consultant or Consultant’s assistants, employees, or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, or (iii) any breach by the Consultant or Consultant’s assistants, employees, or agents of any of the covenants contained in this Agreement.
     9. BENEFITS
     Consultant acknowledges and agrees and it is the intent of the parties hereto that Consultant receive no Company-sponsored benefits from the Company either as a Consultant or employee. Such benefits include, but are not limited to, paid vacation, sick leave, medical insurance, and 401(k) participation. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company’s benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.
     10. ARBITRATION AND EQUITABLE RELIEF
          THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF, RELATING TO, OR RESULTING FROM THE TERMS OF THIS AGREEMENT AND THEIR INTERPRETATION SHALL BE SUBJECT TO BINDING ARBITRATION IN SAN DIEGO COUNTY, CALIFORNIA BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.
     11. GOVERNING LAW
     This Agreement shall be governed by the internal substantive laws, but not the choice-of-law rules, of the State of California.

     12. ENTIRE AGREEMENT
     This Agreement represents the entire agreement and understanding between the Company and Consultant concerning Consultant’s relationship with the Company and the termination of that relationship and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning Consultant’s relationship with the Company, with the exception of the Separation Agreement and Release and the Company’s Stock Agreements, which shall remain in full force and effect.
     13. MODIFICATION
          This Agreement may only be amended in a writing signed by Consultant and the Company’s Chief Executive Officer.
     14. ATTORNEYS’ FEES
          In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
     15. SEVERABILITY
          The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

NANCY H. HANDEL, an individual

Dated:	December 15, 2006	/s/ Nancy H. Handel

Nancy H. Handel

APPLIED MATERIALS, INC.

Dated:	December 15, 2006	By	/s/ Michael R. Splinter

Michael R. Splinter
President and Chief Executive Officer